Exhibit 10.33

DEBT CONVERSION

AND

STOCK PURCHASE AGREEMENT

This DEBT CONVERSION AND STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of January 14, 2021, is by and between MJ Holdings, Inc., a Nevada corporation (the “Company”), and David Dear, whose resides in Shelby, NC (“Investor”). The Company and the Investor are referred to collectively as the “Parties.”

WHEREAS, on December 10, 2020 the Investor advanced the Company $100,000 as a short-term demand loan (the “Loan”).

WHEREAS, the Parties have agreed to convert the Loan’s outstanding principal and interest into shares of the Company’s common stock (Common Stock”), par value $0.001, at a conversion price of $0.19 per share for a total of 526,316 shares of Common Stock.

WHEREAS, the Company has agreed to grant the Investor the right to purchase additional shares of Common Stock (the “Additional Shares”) at $0.19 per share.

WHEREAS, the Investor has elected to purchase $50,000 of Common Stock at $0.19 per share for a total of 263,158 shares of Common Stock.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

1. Closing. At Closing:

(a)	The Company shall deliver to the Investor a certificate for 526,316 shares of Common Stock in full satisfaction of the Loan.
(b)	The Investor shall remit funds in the amount of $50,000 towards the purchase of 263,158 Additional Shares.
(c)	The Company shall thereupon deliver to the Investor a certificate for 263,158 shares of Common Stock for the purchase of the Additional Shares.

Section 2. Representations and Warranties of the Holder. The Holder makes the following representations and warranties as of the Closing Date.

(a) Authorization of Transaction. The Holder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Holder, enforceable in accordance with its terms and conditions.

(b) No Representations: The Holder has received, carefully read and is familiar with this Agreement. The Holder has received no representations or warranties from the Company, its employees, agents or attorneys in making its decision to enter into this Agreement.

(c) Business Knowledge: The Holder understands the business in which the Company is engaged and has such knowledge and experience in business and financial matters that the Holder is capable of evaluating the merits and risks of entering into this Agreement.

Section 3. Holder Acknowledgements. The Holder, for himself and his heirs, personal representatives, successors and assigns, acknowledges and is aware of the following:

(a) No federal or state agency has approved, disapproved or made any finding or determination as to the fairness, nor any recommendation or endorsement of the merits of the transactions contemplated herein.

(b) The fair market value of the Options is determined by the thirty-day trailing average closing price of the Company’s Common Stock on January 10, 2021.

(c) The Company has not provided any investment, accounting, legal, or tax advice to the Holder. The Holder is relying, if at all, solely upon the advice of the Holder’s legal, financial or tax advisers with regard to the Options. Neither the Company nor any of its officers, directors or employees has made any representation regarding the legal, accounting or tax consequences of exercising, or not exercising the Options during the Exercise Period.

(d) The Holder acknowledges that the fair market value of the Company’s Common Stock may change. The Company may engage in a transaction at any time that may affect the value of the Company’s Common Stock. The Holder bears the sole risk that a future transaction could decrease the value of the Company’s Common Stock and therefore the value of the Options.

Section 4. Representations and Warranties of the Company. The Company makes the following representations and warranties as of the Closing Date:

(a) Organization of the Company: The Company is a corporation duly organized, validly existing, and in good standing under the laws of State of Nevada.

(b) Authorization of Transaction: The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions. The Company need not give any further notice to, make any filing with, or obtain any further authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

Section 5. Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:	HOLDER:
MJ HOLDINGS, INC.

By:	By:
Roger Bloss, Interim CEO		David Dear, an individual